Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release Agreement is dated October 19, 2015, and is between lululemon athletica, inc., a Delaware corporation (“lululemon”) and Tara Poseley, an individual (“Ms. Poseley”).
A.    Ms. Poseley and lululemon entered into an Executive Employment Agreement dated October 15, 2013 (the “Employment Agreement”).
B.     Ms. Poseley and lululemon have mutually determined that it is in the best interests of lululemon and Ms. Poseley for Ms. Poseley’s employment with lululemon to terminate effective as of the close of business on October 19, 2015 (the “Termination Date”) and for such termination to be treated as a termination of employment without Cause, as defined in section 1.01 of the Employment Agreement. Ms. Poseley and lululemon have also mutually determined that it is in the best interests of lululemon and Ms. Poseley for Ms. Poseley to provide transition consulting services to lululemon for the period beginning on the Termination Date and ending on the earlier of March 31, 2016 and the termination of the consulting services in accordance with paragraph 4 (such date, the “Separation Date”).
C.     Section 5.03 of the Employment Agreement specified certain payments and benefits to be paid or provided to Ms. Poseley if her employment with lululemon was terminated by lululemon without Cause. This agreement is the full general release referenced in section 5.03(c)(iv) of the Employment Agreement.
D.    The parties desire to settle all claims and issues that have, or could have, been raised, in relation to Ms. Poseley’s employment with lululemon and arising out of or in any way related to the acts, transactions or occurrences between Ms. Poseley and lululemon to date, including, but not limited to, her employment with lululemon or the termination of that employment, on the terms set forth below.
lululemon and Ms. Poseley therefore agree as follows:
1.     Ms. Poseley’s employment with lululemon will end on the Termination Date and her consulting services described in paragraph 4 will end on the Separation Date. Ms. Poseley shall use her best efforts to perform her employment responsibilities and fulfil her employment obligations until the Termination Date. Ms. Poseley must resign from any and all other positions that she holds with lululemon or any affiliated entity on the Termination Date and will sign any documentation that lululemon reasonably requests to confirm such resignations. Ms. Poseley and lululemon agree that the Non-Competition Period and the Non-Solicitation Period stated in article 4 of the Restrictive Covenant Agreement attached as Schedule A to the Employment Agreement will continue until 12 months after the Separation Date.
2.     lululemon shall pay or provide the payments and benefits to Ms. Poseley described in section 5.03 of the Employment Agreement upon the terms and conditions stated therein except that:
a) Notwithstanding section 5.03(1)(c) of the Employment Agreement, the Severance Payment described in such section shall be ten months of base salary (at the rate in effect on the Termination Date) and shall be paid in equal installments on lululemon’s normal paydays beginning on the first regular payday occurring after the Separation Date;
b) Notwithstanding section 5.03(1)(b) of the Employment Agreement, Ms. Poseley’s entitlement to any 2015 bonus compensation will be as described in paragraph 5 of this agreement; and

c) Notwithstanding section 5.03(1) of the Employment Agreement, Ms. Poseley will be entitled to participate in all of lululemon’s benefit plans generally available to its senior executives until October 31, 2015, subject to the terms and conditions of such plans.
3. In addition to the payments described in paragraph 2 of this agreement, for a period of twelve months after the Termination Date, lululemon shall reimburse Ms. Poseley for expenses incurred after the Termination Date to relocate from Vancouver, B.C., in an amount not to exceed US$50,000. Ms. Poseley must provide lululemon with appropriate statements and receipts verifying such expenses as requested by lululemon. Promptly after the Termination Date, lululemon shall pay Ms. Poseley a lump sum of US$15,000, less applicable withholdings or deductions required by law, for her use of outplacement services after the Termination Date, and an additional lump sum of US$15,000, less applicable withholdings or deductions required by law, for her use of the services of an accountant to assist with her tax filings in Canada and the USA.
4.    Ms. Poseley shall provide transition consulting services (“Consulting Services”) to lululemon for the period beginning on the Termination Date and ending on the Separation Date (such period, the “Consulting Period”). Ms. Poseley shall provide Consulting Services at reasonable times as requested by lululemon’s chief executive officer. Subject to Ms. Poseley’s continued availability to perform Consulting Services and her use of commercially reasonable efforts to perform requested Consulting Services, lululemon shall pay Ms. Poseley payments during the Consulting Period equal to her base salary as of the Termination Date in accordance with lululemon’s usual payroll practices and dates (such payments, the “Consulting Fees”). Ms. Poseley acknowledges that she is an independent contractor for all purposes at all times during the Consulting Period. lululemon acknowledges that it does not retain a right to control the manner in which Ms. Poseley performs Consulting Services. Ms. Poseley and lululemon agree that the Consulting Fees are not to be treated as employment income for tax purpose and, accordingly, for United States tax purposes will be treated as form 1099 income and are not to be reduced by tax-related deductions and withholdings. Unless otherwise agreed by Ms. Poseley and lululemon, Ms. Poseley may perform Consulting Services at a location or locations of her choosing outside of lululemon’s offices. Ms. Poseley is not to be prohibited from seeking or obtaining employment during the Consulting Period so long as she is not in violation of the terms of the Restrictive Covenant Agreement. Ms. Poseley may terminate the Consulting Services at any time by delivering lululemon a written notice of termination. lululemon may terminate the Consulting Services at any time by delivering Ms. Poseley a written notice of termination only if Ms. Poseley fails to comply with the terms of the Restrictive Covenant Agreement. Ms. Poseley acknowledges that compliance with all her obligations under the Restrictive Covenant Agreement is a material part of her Consulting Services and that, in addition to all other rights and remedies available to lululemon at law, she must repay lululemon all Consulting Fees if she violates the terms of the Restrictive Covenant Agreement.
5.     Ms. Poseley is to be deemed a “Consultant” under lululemon’s 2014 Equity Incentive Plan (the “Equity Plan”) during the Consulting Period and will be considered as providing service to lululemon during the Consulting Period for purposes of the Equity Plan and all applicable award agreements thereunder. Ms. Poseley’s fiscal 2015 bonus payout under lululemon’s Executive Bonus Plan (the “Bonus Plan”) is to be deemed earned as of the end of fiscal 2015 and Ms. Poseley will be eligible to receive such bonus payout according to the Bonus Plan if the Consulting Services have not been terminated in accordance with paragraph 4 before the end of fiscal 2015 to the same extent that Ms. Poseley would have been eligible to receive such bonus payout if she had remained an employee of lululemon through the date on which bonus payments are made to participants under the Bonus Plan. Any applicable payment under the Bonus Plan will be paid at the same time other participants are paid under the Bonus Plan.
6.     Ms. Poseley acknowledges and agrees that the above considerations constitute adequate legal consideration for the promises and representations made by Ms. Poseley in this agreement and are benefits to which Ms. Poseley is not otherwise entitled.
7.     Ms. Poseley unconditionally, irrevocably and absolutely releases and discharges lululemon, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of lululemon, past and present, as well as lululemon’s officers, directors, agents, successors and assigns (collectively, the “Released Parties”), from all claims related to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Ms. Poseley’s employment with lululemon, the termination of Ms. Poseley’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or connected with Ms. Poseley’s employment with lululemon. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims arising under local, provincial, state or federal law, including, but not limited to alleged violations of the British Columbia Employment Standards Act, the British Columbia Human Rights Code and (if applicable), and all claims for attorneys’ fees, costs and expenses. Ms. Poseley expressly waives her right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether provincial, state or federal, and whether brought by Ms. Poseley or on her behalf, related in any way to the matters released herein. Ms. Poseley acknowledges that she may discover facts or law different from, or in addition to, the facts or law that she knows or believes to be true with respect to the claims released in this agreement and agrees, nonetheless, that this agreement and the release contained in it is and remains effective in all respects notwithstanding such different or additional facts or the discovery of them. Ms. Poseley declares and represents that she intends this agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and she intends the release herein to be final and complete. Ms. Poseley executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.
8.    Ms. Poseley shall comply with continuing covenants and obligations contained in the Restrictive Covenant Agreement and in any other agreement with lululemon previously signed by her.
9.     By entering into this agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct.
10.    The parties understand and acknowledge that this agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding. Ms. Poseley is advised to consult with an attorney before executing this agreement.
11.    Ms. Poseley acknowledges and agrees that (a) she has read and understands the terms of this agreement; (b) she has been advised in writing to consult with an attorney before executing this agreement; (c) she has obtained and considered such legal counsel as she deems necessary; and (d) by signing this agreement, she acknowledges that she does so freely, knowingly, and voluntarily.
12.    In the event any provision of this agreement is found unenforceable, the unenforceable provision is to be deemed deleted and the validity and enforceability of the remaining provisions is not to be affected thereby. This agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Ms. Poseley in breach hereof. The validity, interpretation and performance of this agreement shall be construed and interpreted according to the laws of British Columbia and the laws of Canada applicable therein, and any action or proceeding arising out of or in connection with this agreement may be brought only in the courts of competent jurisdiction in the province of British Columbia. This agreement does not grant Ms. Poseley any rights with respect to continued employment by lululemon. This agreement is intended to be the entire agreement between the parties and supersedes and cancels all other and prior agreements, written or oral, between the parties regarding this subject matter, except that this agreement does not supersede, cancel or limit sections 4.03 (Policies, Rules and Regulations), 4.04 (Conflicts of Interest), 4.05 (Restrictive Covenants), 5.05 (Fair and Reasonable), 5.06 (Return of Property), 5.07 (No Termination Claims), 5.08 (Resignation as Director and Officer) or 5.09 (Provisions which Operate Following Termination) or article 6 (Miscellaneous) of the Employment Agreement; section 5.03 (Payments on Termination Without Cause, for Constructive Dismissal, or due to the Executive’s Disability) of the Employment Agreement, as modified and amended by paragraph 2; the Restrictive Covenant Agreement; the Plan and all applicable award agreements thereunder; the Bonus Plan or any other obligations specifically preserved under this agreement. This agreement may be amended only by a written instrument executed by all parties hereto. The parties may sign this agreement in several counterparts, each of which will be deemed an original but all of which together will constitute one instrument.
The parties are signing this agreement on the date stated in the introductory clause.

lululemon athletica inc.

/s/ LAURENT POTDEVIN
Laurent Potdevin
Chief Executive Officer

/s/ TARA POSELEY
Tara Poseley